EXHIBIT 10(i)

                           RESEARCH SUPPORT AGREEMENT

     This AGREEMENT (this "Agreement") is made as of the 1st day of February, 1996 by and between VIROLOGIX CORPORATION (the "Sponsor"), a corporation organized and existing under the laws of the State of Delaware, having an office at 666 Third Avenue, 30th Floor, New York, New York, 10017 and UNIVERSITY COLLEGE DUBLIN, an institution of higher education in Ireland located in Dublin, Ireland (the "University").

I. Scope of Work

          The Sponsor grants to the University and the University accepts support for research under the direction of William W. Hall, Ph.D., as described in the attached Statement of Work (Attachment A).

II. Compensation

          In consideration of the University's exerting its good faith efforts to carry out the research described in Attachment A ("Research"), the Sponsor will pay the University $53,625 quarterly. Checks should be made payable to "University College Dublin" and should identify the Sponsor and the Principal Investigator and be sent to the address set forth for the University in Paragraph 12.

III. Technical Representatives

          The Sponsor's Technical Representative shall be Joshua D. Schein, Ph.D., or other such representative as the Sponsor may subsequently designate in writing. The University's Principal Investigator shall be William W. Hall, Ph.D., who shall be responsible for the direction and conduct of the Research.

IV. Consultation with Sponsor's Representatives

          During the period of this Agreement, the Sponsor's Technical Representative and other representatives will have reasonable access to visit and consult informally with the University's Principal Investigator regarding the Research both personally and by telephone. Access to work carried on in the University's laboratories in the course of the Research shall be entirely under the control of the University's personnel; the Sponsor's representatives shall be permitted to visit such laboratories only during usual hours of operation as is mutually agreeable.

V. Technical Reports

          The Principal Investigator shall make quarterly oral reports and a detailed, written annual report regarding the Research to the Sponsor's Technical Representative. Within sixty (60) days after the expiration of this Agreement, the Principal Investigator shall submit a comprehensive written final report to the Sponsor.

VI. Publicity

          Neither party shall use the name of the other in any form of advertising or promotion without the prior written approval of the other; provided, however, that it is expressly agreed that the Sponsor may reveal or identify the University or any member of its faculty or staff as the inventor, source or origin of any technology, technical information or any product or process arising from the Research for the purpose of soliciting third parties to invest or enter into other commercial arrangements with the Sponsor, or to acquire a sublicense, assignment or other transfer of rights in such technology from the Sponsor and provided further that the Sponsor may use and disclose the University's name and the name of any member of its faculty or its staff in its internal communications or, upon prior disclosure and consultation with the University, in making any required governmental reports and filings. In addition, the parties may acknowledge the Sponsor's support for, and the nature of, the investigations being pursued under this Agreement. In any such statement, the relationship of the parties shall be accurately and appropriately described.

VII. Publication

          The Parties recognize the traditional freedom of all scientists to publish and present promptly the results of their research. The Parties also recognize that patent rights can be jeopardized by public disclosure prior to the filing of suitable patent applications. Therefore, the University will assure that each proposed publication concerning the Research, whether oral or written, before submission to a publisher (or other entity), will be submitted to the Sponsor for review in connection with preservation of patent rights. The Sponsor shall have thirty (30) days in which to review the publication, which may be extended for an additional thirty (30) days when the Sponsor provides the University with a reasonable need for such extension. By mutual agreement, this period may be further extended for not more than an additional three (3) months. The Sponsor will allow for simultaneous submission of the publication to the publisher (or other entity) and the Sponsor, where appropriate. All employees of the University and persons otherwise acting on behalf of both the University and the Sponsor will be expected to treat matters of authorship in a proper collaborative spirit, giving credit where it is due and proceeding in a manner which fosters cooperation and communication.

VIII. Intellectual Property and Patent Rights

          All rights in inventions, discoveries, biological material or software created in the course of the Research (collectively, the "Inventions") shall be assigned to and the property of the Sponsor. The University shall promptly report in writing to the Sponsor the existence and nature of any Inventions. The Sponsor shall select qualified independent patent counsel, to file, prosecute and maintain all patent applications arising from the Research, at the expense of the Sponsor, including divisionals, continuations, continuations-in-part, reissues, renewals, foreign counterparts or extensions. The Sponsor shall be entitled to determine the countries in which it wishes to obtain and maintain patent protection under this Agreement, if any, and shall be free, at any time and at its sole option and upon notice to the University, to abandon patent prosecution or maintenance in any country. Should the Sponsor decide not to finance the preparation, filing, prosecution, or maintenance of any patent application, the Sponsor will give notice to the University of such decision in writing in adequate time to allow the University, at its own cost, to effectuate such preparation, filing, prosecution, or maintenance if it desires to do so. The University agrees to cooperate with the Sponsor in its activity in applying for U.S. or foreign patents or in the defense or enforcement of any patent rights, and will cause the University's employees to execute and deliver to the Sponsor such documents and instruments as the Sponsor may request in order to assist the Sponsor in the preparation, filing, prosecution or maintenance of any patent application. Nothing herein is intended or shall be construed as obligating the Sponsor to finance the preparation, filing, prosecution or maintenance of any patent application in any country or jurisdiction in which it believes it is not in the best business interest of the Sponsor to do so.

IX. Confidentiality

          Subject only to publication rights set forth in Paragraph 7, the University represents that the University and its employees, faculty and students are obligated to keep all information concerning the Research confidential and agrees that the University and its employees, faculty and students will not disclose any information related to the Research to any third party without the express written consent of the Sponsor.

X. Independent Contractor

          For the purposes of this Agreement and all services to be provided hereunder, each party shall be, and shall be deemed to be, an independent contractor and not an agent or employee of the other party. Neither party shall have authority to make any statements, representations or commitments or any kind, or to take any action, which shall be binding on the other party, except as may be explicitly provided for herein or authorized by the other party in writing.

XI. Assignment

          Neither party may assign this Agreement without the prior written consent of the other party; except, however, Sponsor may assign its rights to any of its affiliates, successors, or strategic partners. Any and all assignments not made in accordance with this section shall be void.

XII. Notices

          Any notice required to be given pursuant to this Agreement shall be made by personal delivery or, if by mail, then by registered or certified mail, return receipt requested, with postage and fees prepaid, by one party to the other party at the addresses noted below, or to such other address as such party may designate in writing from time to time to the other party.

                In the case of Sponsor, notice should be sent to:

                              Virologix Corporation
                              666 Third Avenue, 30th Floor
                              New York, NY 10017
                              Attention: Joshua D. Schein

                In the case of the University, notice should be sent to:

                              University College Dublin
                              Department of Microbiology
                              Belfield, Dublin 4
                              Ireland
                              Attention: Dr. William W. Hall

XIII. No Oral Modification

          No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.


XIV. Survivorship

          The provisions of Paragraphs 6, 8, 9, 10, 14, 15, 16, 17 and 18 shall survive any expiration or termination of this Agreement.

XV. Term and Termination

          This Agreement shall expire on February 27, 1998 unless otherwise agreed to in writing by the Parties no less than 40 days prior to such expiration date. or the Agreement is sooner terminated in accordance with the provisions of this Paragraph. In the event the University's

     Principal Investigator is unavailable or unable to continue direction of the Research for a period of thirty (30) days, the Sponsor may immediately terminate this Agreement. Either party may terminate this Agreement in the event of a material breach by the other party, provided only that the breaching party is given notice of the breach and a reasonable time, not to exceed thirty (30) days, in which to cure such breach. Termination or expiration of this Agreement for reasons other than an unremedied failure to meet the material obligations under this Agreement shall not affect the rights and obligations of the parties accrued prior to termination.

XVI. Governing Law

          This Agreement shall be governed by and construed in accordance with, the laws of the State of New York, without giving effect to its conflicts of law principles.

XVII. Arbitration

          In the event of any dispute under this Agreement, such dispute shall be submitted to arbitration in accordance with the terms of this Section. The party who is alleging that a dispute exists shall send a notice of such dispute to all other parties, which notice shall set forth in detail the dispute, the parties involved and the position of such party with respect thereto. Within ten (10) business days after the delivery of such a notice, counsel for the parties shall mutually select as an arbitrator an attorney practicing in New York, New York, who is experienced in commercial arbitration. If counsel for the parties are unable to agree upon the selection of the arbitrator, an arbitrator residing in or about New York, New York shall be selected by the New York office of the American Arbitration Association. The arbitrator so selected shall schedule a hearing in New York, New York on the disputed issues within forty-five (45) days after his/her appointment and the arbitrator shall render a decision after the hearing, in writing, as expeditiously as is possible, which shall be delivered to the parties. The arbitrator shall render a decision based on written materials supplied by the parties to the arbitration in support of their respective oral presentations at the hearing, and no party shall be entitled to discovery in such matter. The parties shall supply a copy of any written materials to be submitted to the arbitrator at least fifteen
     (15) days prior to the scheduled hearing. A default judgment may be entered against a party who fails to appear at the arbitration hearing. Such decision and determination shall be final and unappealable and shall be filed as a judgment of record in any jurisdiction designated by the successful party. The parties to this Agreement agree that this paragraph has been included to rapidly and inexpensively resolve any disputes between them with respect to the matters described above, and that this paragraph shall be grounds for dismissal of any court action commenced by any party with respect to a dispute arising out of such matters. For purposes of this Section, the Parties may participate in any arbitration either jointly or severally, in their sole discretion.

XVIII. Entire Agreement

          This instrument contains the entire Agreement between parties hereto. No verbal agreement, conversation or representation between any officers, agents, or employees of the parties hereto either before or after the execution of this Agreement, shall affect or modify any of the terms or obligations herein contained.

XIX. Counterparts

          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

                                           VIROLOGIX CORPORATION



                                           By: /s/ Joshua D. Schein
                                               ------------------------
                                               Its: President and Secretary



                                           UNIVERSITY COLLEGE DUBLIN



                                           By: /s/ T.J.G. Callaghan
                                               ------------------------
                                               Its: Finance Officer

                                    Exhibit A

The funds received from VIROLOGIX CORPORATION will be used to support research activities in the laboratory of William W. Hall, Ph.D. at University College Dublin. The research activities are described below:

                                 Core Technology

         1. Transgenic Animals Permissive for HIV infection

         2. Inhibitor of HIV Activator of Topoisomerase/Transcription

         3. High Efficiency Retrovirus-Mediated Gene Therapy

         4. Vaccine for HTLV-I and II


                HUMAN RETROVIROLOGY: WILLIAM W. HALL, M.D. Ph.D.

(A) HIV-I: Development of Mouse Models for HIV-I Replication.

         Preliminary studies from our laboratory have shown that in addition to the virus receptor (CD4 molecule) HIV replication requires specific interactions with several cellular proteins and these interactions appear to be species-specific. In particular the studies have shown that HIV requires the involvement of the human enzyme topoisomerase I (topo I). Importantly the interaction of the virus with topo I of other species is extremely inefficient. With this information we have begun to investigate if this enzyme may be involved in the host restriction of virus replication, and in fact this would appear to be the case. In recent studies we have shown that HIV infection of mouse fibroblasts is possible if both the CD4 molecule and human topo I are expressed in these cells. As part of our plans to develop a mouse model for HIV-replication: 1) we intend to produce transgenic mice with expression of both of these molecules in peripheral blood mononuclear cells. If these can successfully support HIV replication, they will be extremely useful for studies of virus replication, drug inhibition studies and possibly tests of vaccine efficacy. 2) To further optimize the mouse model for HIV replication we also intend to produce chimeric or pseudotype retroviruses containing the HIV core and the surface molecules (receptor binding molecules) of mouse retroviruses. These will then be tested for their ability to infect transgenic mice only expressing human topo I. Preliminary in vitro studies have indicated a high probability of success with the latter approach.

                                  Research Plan

1. Transgenic Mice: The studies to produce transgenic mice are underway and this involves the introduction of human CD4 and human topo I genes. The latter are prepared by a combination of PCR and cloning methods, and the fidelity of the constructs are analyzed by nucleotide sequencing analysis. It is hoped to establish a line of double transgenic males and use these to mate normal females. The offspring are checked for double gene expression by Southern hybridization methods. To determine if they can be infected with HIV initial studies will involve the establishment of spleen cell cultures in vitro and assaying the ability of virus (both laboratory and wild type strains) to replicate in these cells and to compare the efficiencies of replication.

     If efficient replication can be demonstrated conditions will be established for in vivo infection. It should be appreciated that this project is extremely labor-intensive and very expensive as this will involve the maintenance and care of a large number of animals.

     As noted above to optimize virus replication in the mouse we are also intending to prepare chimeric murine/HIV retroviruses as this will overcome what we feel is the rate limiting step of infection, namely virus entry.

Using murine retrovirus glycoproteins to permit virus entry we will not need to include human CD4 in our system. Chimeric virus production will require sophisticated molecular biological manipulation of infectious clones of HIV and murine leukemia virus and at least one year will be required to produce a chimeric clone. This will require the expertise of an individual with extensive experience in molecular biology. Once established this "virus" should be able to repliate very effectively in vivo in the mouse and will permit an analysis of almost all stages of HIV repliation.

(B) HTLV-I Vaccine Production

     Previous studies in our laboratory have resulted in the successful cloning and expression of a truncated form of the precursor glycoproteins (gp 63) of HTLV-I and HTLV-II. Initial studies in a rabbit model have shown that when used as a vaccine (employing complete Freund's as adjuvant), these can effectively prevent infection in a rabbit model. We now intend to continue these studies and
(a) analyze the effectiveness of the vaccine in rabbits using alum and other adjuvants which would be more suitable for human use. (b) Establish a phase I (safety) trial of the HTLV-I vaccine in humans. This will be carried out in Brazil where a suitable population has been identified.


     The studies planned will involve vaccine production under conditions approved by the FDA in terms of product safety and lack of toxicity. The trial which will be carried out in Brazil should begin within one year. The rabbit studies will take approximately 12 months to study different dosages and adjuvant conditions. These will be also expensive due to high maintenance and procedure cost. Immunological studies will also be carried out on certain animals to determine the mechanisms of vaccine protection.